IMMEDIATE

       Wayne R. Weidner, President and CEO, National Penn Bancshares, Inc.
       (610) 369-6282

       Karl D. Gerhart, Acting President & CEO, Community Independent Bank, Inc.
       (610) 488-1251


         NATIONAL PENN COMPLETES COMMUNITY INDEPENDENT BANK, INC. MERGER

         BOYERTOWN, PA January 3, 2001 National Penn Bancshares, Inc. ("National Penn") (NASDAQ/NMS:NPBC), parent company of National Penn Bank and Panasia Bank, N.A., announced today the completion of National Penn's merger with Community Independent Bank, Inc., ("CIB")(AMEX:INB) parent company of Bernville Bank, N.A., a $101 million bank headquartered in Bernville, Pennsylvania.

         Bernville Bank, N.A., which operates four community bank offices in Berks County, will be merged tomorrow into National Penn Bank as part of its Berks County Division.

         "We are excited about this promising alliance which will enable us to increase our market share in Berks County. In addition, Bernville's longevity and deep-seated commitment to customers' needs are a natural fit with National Penn Bank's philosophy," Wayne R. Weidner, President and CEO of National Penn Bancshares, Inc. said.

         Frederick P. Krott, a current member of the CIB Board of Directors, will become a director of National Penn Bancshares, Inc. and National Penn Bank. In addition, Stratton D. Yatron will become a director of National Penn Bank. All current members of the CIB Board of Directors will become members of National Penn Bank's Berks County Division Board.

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         CIB shareholders will receive 0.945 share of National Penn common stock for each share of CIB common stock. As a result of the merger, National Penn will issue approximately 662,750 shares of common stock, with approximately 19,378,000 shares outstanding thereafter.

         All CIB shareholders will receive a letter from National Penn explaining what steps must be taken, including all necessary documentation to complete the exchange.

         CIB's Chairman of the Board, Frederick P. Krott, said, "This affiliation will enhance our product offerings, services, and delivery channels to both current and prospective customers."

         Following the merger, National Penn Bancshares, Inc. will have $2.6 billion in assets. National Penn Bancshares, Inc. currently operates 56 banking offices in southeastern Pennsylvania through National Penn Bank and its divisions, Chestnut Hill National Bank, 1st Main Line Bank, National Asian Bank, and Elverson National Bank, and three banking offices in the North Jersey - New York City marketplace through Panasia Bank, N.A. Trust and investment management services are provided through Investors Trust Company; brokerage services are provided through Penn Securities, Inc.; and mortgage banking activities are provided through Penn 1st Financial Services, Inc.

         National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on National Penn's website at http://www.natpennbank.com.

         This press release contains forward-looking statements concerning future events. Actual results could differ materially due to, among other things, the risks and uncertainties discussed herein and in National Penn's reports filed from time to time with the Securities and Exchange Commission, including without limitation the Report on Form 8-K dated October 25, 2000, which is incorporated herein by reference. National Penn cautions readers not to place undue reliance on these statements. National Penn undertakes no obligation to publicly release or update any of these statements.

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